Exhibit 23.1

Hobe & Lucas
CERTIFIED PUBLIC ACCOUNTANTS, INC.

4807 Rockside Road
Suite 510
Independence, Ohio 44131
Tel: (216) 524-8900
Fax: (216) 524-8777

Lonnie F. Curtis
AARX, Inc.
2250 Candlewood Lane
Akron, OH 44333

CONSENT OF INDEPENDENT AUDITORS

This firm was the independent auditor for AARX, Inc. (a development stage company) as of September 3, 2004 (inception) to September 30, 2004. In this context, we understand that the Company is filing a Form 10-SB with the Securities and Exchange Commission.

Pursuant to Item 601(b) (23), this letter will serve as our consent for the Company to file with the Form 10-SB our Independent Auditor’s Report dated October 8, 2004 and to the reference of Hobe & Lucas, Certified Public Accountants, Inc., therein.

/s/ Hobe & Lucas CPAs, Inc.
Hobe & Lucas
Certified Public Accountants, Inc.

Independence, Ohio
October 8, 2004